Exhibit 17.1

2930 W. Sam Houston Parkway N.

Suite 300

Houston, Texas 77043

Phone: 713-849-9911	Jerry D. Dumas, Sr.
Fax: 713-726-5363	Chairman

July 13, 2010

To:	John Chisholm, Interim President

Flotek Board of Directors

Gentlemen;

Being Chairman, President and C.E.O. was a wonderful experience. I enjoyed working with all who worked so hard to make it a success.

The time however has come for me to move on to other opportunities, therefore, effective immediately, I am tendering my resignation from the Board of Directors and as Chairman of the Board.

Regards,

/s/ Jerry D. Dumas, Sr.

Jerry D. Dumas, Sr